Exhibit 99.2

Consent of Olsen Palmer LLC

Olsen Palmer LLC (“Olsen Palmer”) hereby consents to the inclusion of our opinion letter, dated October 15, 2025, to the Board of Directors (in its capacity as such) of First Citizens Bancshares, Inc. (“First Citizens”) included as Annex C, and to the references thereto under the captions “Summary – Opinion of First Citizens’ Financial Advisor,” “The Merger – Background of the Merger”, “The Merger – First Citizens’ Reasons for the Transactions; Recommendation of the First Citizens Board of Directors,” and “The Merger – Opinion of First Citizens’ Financial Advisor” in this proxy statement/prospectus relating to the proposed merger of First Citizens with and into Park National Corporation (“Park”), which proxy statement/prospectus forms a part of this Registration Statement on Form S-4 of Park (the “Registration Statement”).

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement, information statement or any other document, without our prior written consent.

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OLSEN PALMER LLC

Dated: December 16, 2025